Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated October 5, 2015

JP MORGAN ETF EFFICIENTE 5 INDEX PERFORMANCE DETAILS

October 2015

JPMorgan ETF Efficiente 5 Peformance Details

JPMORGAN ETF EFFICIENTE 5 INDEX PERFORMANCE DETAILS

J.P. Morgan ETF Efficiente 5 Index (the "Index") Performance – Bloomberg EEJPUS5E Index

2006	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	3.33%	(0.43%)	0.87%	1.30%	(2.25%)	(0.31%)	0.58%	0.89%	(0.19%)	1.37%	1.67%	(0.73%)	6.16%
2007	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	1.20%	(1.12%)	(0.52%)	1.34%	0.28%	(1.57%)	(0.71%)	0.30%	2.85%	2.91%	(0.21%)	(0.20%)	4.52%
2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	1.54%	2.23%	(1.20%)	0.25%	0.15%	0.54%	(1.34%)	(0.93%)	(2.07%)	(6.08%)	3.31%	5.30%	1.26%
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	(3.29%)	(0.97%)	0.89%	(0.35%)	2.05%	(0.02%)	1.93%	0.46%	2.25%	0.11%	2.70%	(1.58%)	4.06%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	(0.12%)	0.19%	1.84%	2.08%	(2.24%)	0.74%	0.87%	2.92%	1.08%	0.54%	(1.94%)	0.56%	6.59%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	(0.15%)	1.76%	0.51%	1.38%	(0.95%)	(1.26%)	3.89%	3.07%	0.45%	1.44%	0.41%	0.64%	11.62%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	0.72%	0.28%	(0.85%)	1.28%	(0.39%)	1.43%	2.65%	0.27%	0.03%	(0.16%)	0.75%	0.72%	6.90%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	(0.37%)	0.14%	0.34%	2.93%	(4.25%)	(0.93%)	2.21%	(1.19%)	0.69%	1.25%	0.95%	0.82%	2.41%
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	(1.68%)	1.74%	(0.14%)	1.10%	1.72%	0.43%	(0.70%)	2.96%	(3.84%)	2.87%	1.70%	0.53%	6.67%
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
EEJPUS5E Index	2.85%	(0.75%)	0.17%	(2.04%)	(0.36%)	(1.57%)	0.04%	(2.65%)	(1.15%)				(5.56%)

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "EEJPUS5E Index" refers to the performance of J.P. Morgan ETF Efficiente 5 Index (Bloomberg: EEJPUS5E Index). The levels of the Index incorporate an adjustment factor of 0.50% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2005 through October 28, 2010, and the actual historical performance of the Index based on daily closing levels from October 29, 2010 through September 30, 2015. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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JPMORGAN ETF EFFICIENTE 5 INDEX PERFORMANCE DETAILS

Key Risks

- There are risks associated with a momentum-based investment strategy- The Index is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- Correlation of performance among the Index constituents may reduce the performance of the Index.
- Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level—the policies and judgements for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor with returns linked to the Index.
- The Index may not be successful, may not outperform any alternative strategy related to the Index constituents, or may not achieve its target volatility of 5%.
- The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Index constituents by asset type and geographical region.
- Changes in the value of the Index constituents may offset each other.
- An investment linked to the Index is subject to risks associated with non-U.S securities markets, such as emerging markets and currency exchange risk.
- The Index was established on October 29, 2010 and has a limited operating history.

DISCLAIMER
JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, the relevant termsheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and termsheet or pricing supplement, if you so request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-199966

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